EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com
Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                      12-003

Date:  February 22, 2012                              Contact:  Terrence Jamerson
                                                  Director, Finance & Investor Relations

Helix Reports Fourth Quarter and Full Year 2011 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $16.8 million, or $0.16 per diluted share, for the fourth quarter of 2011 compared with a net loss of $49.8 million, or $(0.48) per diluted share, for the same period in 2010, and net income of $46.0 million, or $0.43 per diluted share, in the third quarter of 2011. Net income for the year ended December 31, 2011 was $129.9 million, or $1.22 per diluted share, compared with a net loss of $127.1 million, or $(1.22) per diluted share, for the year ended December 31, 2010.

Fourth quarter 2011 results included the following items:

·
Impairment charges totaling $107.5 million ($69.9 million after-tax) primarily associated with a reduction in carrying values of certain U.S. oil and gas properties and increases in U.S. and U.K. asset retirement obligations

·
Tax benefit of $31.3 million related to a reorganization of our Australian subsidiaries, offset by impairment charges of $17.1 million associated with the reduction in the fair value of certain Australian assets ($14.2 million after-tax)

·	Gain on sale of an oil and gas property of $4.5 million ($2.9 million after-tax)

The net impact of these items in the fourth quarter, after income taxes, was $(0.50) per diluted share.

Fourth quarter 2011 highlights included:

·	Cash increased by $171 million during the quarter after paying down an additional $18 million in debt, ending the year at $546 million

·	Net debt in the quarter decreased by $187 million for a total net debt decrease in 2011 of $358 million

·	Oil and gas production totaled 2.24 million barrels of oil equivalent, or MMboe (13.4 billion cubic feet equivalent, or Bcfe) in Q4 2011 versus 1.95 MMboe (11.7 Bcfe) in Q3 2011

·	Year-end proved reserve estimates totaled 38.9 MMboe (233.2 Bcfe), 58% of estimated reserves are oil, with a SEC price case PV-10 value of $1.5 billion.

·	Total estimated proved and probable reserves as of December 31, 2011 were 58.8 MMBoe (352.9 Bcfe).

·	Sold “Wideberth” gas property for $31 million (5.3 Bcfe of proved reserves)

Owen Kratz, President and Chief Executive Officer of Helix, stated, “when filtering out the impairments, much of which were associated with declining economics on our natural gas properties, Helix booked another strong operational quarter and generated a relatively significant amount of free cash flow.”

* * * * *

Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Twelve Months Ended
	December 31		September 30	December 31
	2011	2010	2011	2011	2010
Revenues	$396,185	$306,337	$372,496	$1,398,607	$1,199,838

Gross Profit (Loss):
Operating	$139,629	$31,790	$126,200	$474,109	$223,031
	35%	10%	34%	34%	19%
Oil and Gas Impairments (1), (2)	(107,525)	(9,212)	(2,357)	(132,603)	(181,083)

Exploration Expense (3)	(1,081)	(6,496)	(1,548)	(10,914)	(8,276)
Total	$31,023	$16,082	$122,295	$330,592	$33,672

Net Income (Loss) Applicable to Common Shareholders (4)	$16,753	$(49,821)	$46,016	$129,939	$(127,102)

Diluted Earnings (Loss) Per Share	$0.16	$(0.48)	$0.43	$1.22	$(1.22)

Adjusted EBITDAX (5)	$165,601	$96,207	$178,002	$668,662	$430,326

Note: Footnotes listed at end of press release.

Fourth quarter 2010 results included the following items on a pre-tax basis:

·
Non-cash impairment charge of $16.7 million to write off the carrying value of goodwill and a $7.1 million deferred tax asset valuation allowance attributable to our Southeast Asia well operations subsidiary

·	Impairment charges totaling $9.2 million primarily associated with a reduction in carrying values of certain oil and gas properties and $6.4 million related to expiring offshore leases
·	Loss of $21.4 million associated with the Lufeng contract offshore China related to weather, downhole and mechanical issues.

The net impact of these items in the fourth quarter of 2010, after income taxes, was $(0.54) per diluted share.

Segment Information, Operational and Financial Highlights
(in thousands, unaudited)
	Three Months Ended
	December 31,		September 30,
	2011	2010	2011
Revenues:
Contracting Services	$205,378	$185,291	$229,967
Production Facilities	19,359	20,131	19,986
Oil and Gas	196,072	136,502	159,218
Intercompany Eliminations	(24,624)	(35,587)	(36,675)
Total	$396,185	$306,337	$372,496

Income (Loss) from Operations:
Contracting Services	$25,819	$(8,148)	$47,363
Goodwill Impairment	-	(16,743)	-
Production Facilities	9,545	6,403	10,983
Oil and Gas	93,616	17,048	52,527
Gain on Oil and Gas DerivativeCommodity Contracts	-	(1,555)	-
Oil and Gas Impairments (1)	(107,525)	(9,212)	(2,357)
Exploration Expense (2)	(1,081)	(6,496)	(1,548)
Corporate	(14,138)	(10,367)	(6,227)
Intercompany Eliminations	550	(390)	(528)
Total	$6,786	$(29,460)	$100,213
Equity in Earnings of Equity Investments	$5,772	$6,537	$4,906

Note: Footnotes listed at end of press release.

Contracting Services

o
Subsea Construction and Robotics revenues decreased in the fourth quarter of 2011 compared to the third quarter of 2011 primarily due to decreased utilization of our mobile pipelay equipment and lower activity levels at our onshore spoolbase facility. Overall our utilization rate for our owned and chartered vessels increased to 91% in the fourth quarter of 2011 from 86% in the third quarter of 2011. ROV and trenching utilization increased to 69% in the fourth quarter of 2011 compared to 67% in the third quarter of 2011.

o
Well Intervention revenues decreased in the fourth quarter of 2011 due primarily to lower day rate work performed in the North Sea coupled with the mobilization of the Well Enhancer to West Africa. Vessel utilization in the North Sea decreased to 96% in the fourth quarter of 2011 from 98% in the third quarter of 2011. Vessel utilization in the Gulf of Mexico (Q4000) was 100% in the fourth quarter of 2011. On a combined basis, vessel utilization decreased slightly to 98% in the fourth quarter of 2011 compared to 99% in the third quarter of 2011.

Production Facilities

o	The Helix Producer I continued its deployment on the Phoenix field throughout the fourth quarter of 2011.

Oil and Gas

o
Oil and Gas revenues increased in the fourth quarter of 2011 compared to the third quarter of 2011 due primarily to slightly higher oil and gas production and higher oil prices. Production in the fourth quarter of 2011 totaled 2.24 MMboe compared to 1.95 MMboe in the third quarter of 2011.

o
The average price realized for oil, including the effects of settled oil hedge contracts, totaled $110.75 per barrel in the fourth quarter of 2011 compared to $100.93 per barrel in the third quarter of 2011.  For natural gas and natural gas liquids, including the effect of settled natural gas hedge contracts, we realized $6.16 per thousand cubic feet of gas (Mcf) in the fourth quarter of 2011 compared to $6.15 per Mcf in the third quarter of 2011.

o
Oil and gas production has averaged approximately 24 thousand barrels of oil equivalent per day (Mboe/d) year-to-date through February 21, 2012, compared to an average of 24 Mboe/d in the fourth quarter of 2011.

o
We currently have oil and gas hedge contracts in place totaling 4.6 MMBoe (2.8 million barrels of oil and 11.0 Bcf of gas) in 2012 and 2.1 MMBoe (1.1 million barrels of oil and 6.0 Bcf of gas) in 2013.

Other Expenses

o	Selling, general and administrative expenses were 7.3% of revenue in the fourth quarter of 2011, 5.9% in the third quarter of 2011 and 9.9% in the fourth quarter of 2010.

o
Net interest expense and other decreased to $18.8 million in the fourth quarter of 2011 from $34.8 million in the third quarter of 2011, due primarily to foreign currency gains in the fourth quarter compared to foreign exchange losses and losses associated with premiums paid upon repurchases of senior unsecured notes in the third quarter. Net interest expense decreased to $22.2 million in the fourth quarter of 2011 compared with $24.1 million in the third quarter of 2011, due primarily to our repurchase of $75.0 million of our senior unsecured notes during the third quarter.

Financial Condition and Liquidity

o	We repaid $18.0 million of our Term Loan from proceeds of the sale of an oil and gas property. Since the beginning of 2011 we have repaid $212 million of debt.

o
Consolidated net debt at December 31, 2011 decreased to $609 million from $796 million as of September 30, 2011. We had no outstanding borrowings under our revolver as of December 31, 2011. Our total liquidity at December 31, 2011 was approximately $1.1 billion, consisting of cash on hand of $546 million and revolver availability of $559 million. Net debt to book capitalization as of December, 2011 was 30%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation attached hereto.)

o
On February 21, 2012, we amended our senior credit agreement to allow for an additional $100 million of borrowings under a new term loan committed by a syndicate of banks. Terms and conditions of the new term loan (which is expected to fund in March) are the same as those contained in our revolving credit facility. Proceeds from the term loan together with $100 million of existing liquidity will be used to repay $200 million in principal amount of our senior unsecured notes in late March.

o
We incurred capital expenditures (including capitalized interest) totaling $46 million in the fourth quarter of 2011, compared to $65 million in the third quarter of 2011 and $33 million in the fourth quarter of 2010. For the years ended December 31, 2011 and 2010, capital expenditures incurred totaled $229 million and $179 million, respectively.

Footnotes to “Summary of Results”:
(1)
Fourth quarter 2011 oil and gas impairments of $107.5 million were primarily related to a reduction in carrying value of certain oil and gas properties and increases in asset retirement obligations. Fourth quarter 2010 oil and gas impairments of $9.2 million were primarily related to a reduction in carrying value of certain oil and gas properties.

(2)
 Full year 2011 impairments were comprised of the impairments described in item (1) above, $22.7 million in the second quarter of 2011 primarily associated with six of our Gulf of Mexico oil and gas properties and our only non-domestic (U.K.) oil and gas property, and $2.4 million in the third quarter of 2011 primarily related to revisions in cost estimates for reclamation activities ongoing at two of our Gulf of Mexico oil and gas properties. Full year 2010 impairments were comprised of the impairments described in item (1) above, $7.0 million in the first quarter of 2010 primarily resulting from a decline in natural gas prices, $4.1 million in the first quarter of 2010 for our non-domestic oil and gas property, $159.9 million in the second quarter of 2010 resulting from a significant reduction in our estimates of proved reserves, and $0.9 million in the third quarter of 2010 associated with a revised estimated asset reclamation obligation of one non-producing field.

(3)
Fourth quarter 2011 included $0.7 million of exploration costs associated with offshore lease expirations. Fourth quarter 2010 included $6.4 million of exploration costs associated with an offshore lease expiration.

(4)	Twelve months ended December 31, 2010 included a payment of $17.5 million to settle litigation related to the termination of a 2007 international construction contract.
(5)	Non-GAAP measure. See reconciliation attached hereto.

Footnotes to “Segment Information, Operational and Financial Highlights”:
(1)
Fourth quarter 2011 oil and gas impairments of $107.5 million were primarily related to a reduction in carrying value of certain oil and gas properties and increases in asset retirement obligations. Fourth quarter 2010 oil and gas impairments of $9.2 million were primarily related to a reduction in carrying value of certain oil and gas properties.

(2)
Fourth quarter 2011 included $0.7 million of exploration costs associated with offshore lease expirations. Fourth quarter 2010 included $6.4 million of exploration costs associated with an offshore lease expiration.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its fourth quarter 2011 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Standard Time on Thursday, February 23, 2012, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 888-633-8407 for persons in the United States and +1-212-231-2925 for international participants. The passcode is "Tripodo".  A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; employee management issues; uncertainties inherent in the exploration for and development of oil and gas and in estimating reserves; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share data)	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net revenues:
Contracting services	$200,113	$169,835	$702,000	$774,469
Oil and gas	196,072	136,502	696,607	425,369
	396,185	306,337	1,398,607	1,199,838
Cost of sales:
Contracting services	157,333	162,075	528,375	600,083
Oil and gas	99,223	112,472	396,123	376,724
Oil and gas property impairments	107,525	9,212	132,603	181,083
Exploration expense	1,081	6,496	10,914	8,276
	365,162	290,255	1,068,015	1,166,166

Gross profit	31,023	16,082	330,592	33,672
Goodwill impairment	-	(16,743)	-	(16,743)
Gain on oil and gas derivative commodity contracts	-	(1,555)	-	1,088
Gain on sale of assets, net	4,531	3,159	4,525	9,405
Selling, general and administrative expenses	(28,768)	(30,403)	(99,589)	(122,078)
Income (loss) from operations	6,786	(29,460)	235,528	(94,656)
Equity in earnings of investments	5,772	6,537	22,215	19,469
Other than temporary loss on equity investments	(10,563)	(2,240)	(10,563)	(2,240)
Gain on subsidiary equity transaction	-	-	753	-
Net interest expense and other	(18,771)	(21,498)	(99,953)	(86,324)
Income (loss) before income taxes	(16,776)	(46,661)	147,980	(163,751)
Provision for (benefit of) income taxes	(34,283)	2,364	14,903	(39,598)
Net income (loss), including noncontrolling interests	17,507	(49,025)	133,077	(124,153)
Net income applicable to noncontrolling interests	(744)	(786)	(3,098)	(2,835)
Net income (loss) applicable to Helix	16,763	(49,811)	129,979	(126,988)
Preferred stock dividends	(10)	(10)	(40)	(114)
Net income (loss) applicable to Helix common shareholders	$16,753	$(49,821)	$129,939	$(127,102)

Weighted Avg. Common Shares Outstanding:
Basic	104,267	104,111	104,528	103,857
Diluted	104,697	104,111	104,953	103,857

Earnings (Loss) Per Share of Common Stock:
Basic	$0.16	$(0.48)	$1.23	$(1.22)
Diluted	$0.16	$(0.48)	$1.22	$(1.22)

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Dec. 30, 2011	Dec. 31, 2010	(in thousands)	Dec. 30, 2011	Dec. 31, 2010
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$546,465	$391,085	Accounts payable	$147,043	$159,381
Accounts receivable	276,156	226,704	Accrued liabilities	239,963	198,237
Other current assets	121,621	123,065	Income taxes payable	1,293	-
			Current mat of L-T debt (1)	7,877	10,179
Total Current Assets	944,242	740,854	Total Current Liabilities	396,176	367,797

Net Property & Equipment:			Long-term debt (1)	1,147,444	1,347,753
Contracting Services	1,459,665	1,452,837	Deferred income taxes	417,610	413,639
Oil and Gas	871,662	1,074,243	Asset retirement obligations	161,208	170,410
Equity investments	175,656	187,031	Other long-term liabilities	9,368	5,777
Goodwill	62,215	62,494	Convertible preferred stock (1)	1,000	1,000
Other assets, net	68,907	74,561	Shareholders' equity (1)	1,449,541	1,285,644
Total Assets	$3,582,347	$3,592,020	Total Liabilities & Equity	$3,582,347	$3,592,020

(1)			Net debt to book capitalization - 30% at December 31, 2011. Calculated as total debt less cash and equivalents ($608,856)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,059,397).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Twelve Months Ended December 31, 2011

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	4Q11	4Q10	3Q11	2011	2010
	(in thousands)

Net income (loss) applicable to common shareholders	$ 16,753	$ (49,821)	$ 46,016	$ 129,939	$ (127,102)
Non-cash impairments	96,477	24,686	-	108,050	195,660
Gain on asset sales	(4,531)	(3,159)	-	(5,278)	(9,378)
Preferred stock dividends	10	10	10	40	114
Income tax provision (benefit)	(34,283)	2,364	23,465	14,903	(39,600)
Net interest expense and other	18,771	21,484	34,829	99,942	86,192
Depreciation and amortization	71,323	94,147	72,134	310,152	316,164
Exploration expense	1,081	6,496	1,548	10,914	8,276

Adjusted EBITDAX	$ 165,601	$ 96,207	$ 178,002	$ 668,662	$ 430,326

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended December 31, 2011

Earnings Release:

Reconciliation of significant items:

	4Q11	4Q10
	(in thousands, except earnings per share data)
Property impairments and other charges:
Oil and gas impairment charges	$107,525	$9,212
Australia impairment charges	17,127	-
Gain on sale of oil and gas property	(4,531)	-
Goodwill impairment	-	16,743
Expiring offshore leases	-	6,394
Lufeng loss	-	21,431
Tax (benefit) provision associated with above	(36,048)	2,755
Tax benefit associated with our Australian entity reorganization	(31,335)	-
Property impairments and other charges, net:	$52,738	$56,535

Diluted shares	104,697	104,111
Net after income tax effect per share	$0.50	$0.54